Playboy Expects to Write Down Programming Inventory,
Provides Updated Information Related to DirecTV Lawsuit

FOR IMMEDIATE RELEASE	Investor and Media Contact:
Martha Lindeman
312-373-2430

CHICAGO, Thursday, October 21, 2010 – Playboy Enterprises Inc. (PEI) today said it expects that results for the third quarter ended September 30, 2010, will include a non-cash write-down, which is primarily related to television programming inventory.  This charge, according to preliminary estimates, is likely to be in excess of $20 million.  The company said that, in addition, the quarter’s results are expected to include bad debt expense of approximately $1 million and domestic TV contra revenues of approximately $3 million, which reflect DirecTV, Inc.’s failure to make payments for TV programming it receives from the company.

DirecTV is withholding payments in conjunction with a lawsuit filed in California Superior Court alleging that Playboy was in breach of its contract.   PEI believes that DirecTV is wrongfully withholding payment and that its allegations are unfounded and premature.  Playboy is vigorously defending the lawsuit.

The company said that it will release full third-quarter earnings on November 9, 2010.

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Playboy is one of the most recognized and popular consumer brands in the world. Playboy Enterprises, Inc. is a media and lifestyle company that markets the brand through a wide range of media properties and licensing initiatives. The company publishes Playboy magazine in the United States and abroad and creates content for distribution via television networks, websites, mobile platforms and radio. Through licensing agreements, the Playboy brand appears on a wide range of consumer products in more than 150 countries as well as retail stores and entertainment venues.